Exhibit 99.3

EXECUTIVE COMPENSATION

Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Current Report on Form 8-K (the “Form 8-K”) to which this exhibit is attached, and, if not defined in the Form 8-K, the definitive proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) on December 12, 2022 (the “Proxy Statement”). Unless the context otherwise requires, any reference in this section to “Nuburu,” the “Company” “we,” “us” or “our” refers to Legacy Nuburu prior to the Closing of the Business Combination and Nuburu following the Closing of the Business Combination.

This section discusses the material components of the executive compensation program for Nuburu’s directors and named executive officers who are identified in the “Summary Compensation Table” below.

In achieving its goals, Nuburu has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

This section provides an overview of our executive compensation programs.

We are considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, this section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the “Summary Compensation Table” below.

Historically, the Board, with input from our Chief Executive Officer, has determined the compensation for our named executive officers. For the year ended December 31, 2022, Nuburu’s named executive officers, consisting of Nuburu’s principal executive officer, principal financial and accounting officer, and the most highly compensated executive officer other than Nuburu’s principal executive officer and principal financial officer, were:

•	Dr. Mark Zediker, Chief Executive Officer, Co-Founder and director

•	Brian Knaley, Chief Financial Officer

•	Brian Faircloth, Chief Operating Officer

Dr. Zediker served as Chief Executive Officer of Nuburu during the entire fiscal year ending December 31, 2022. Mr. Knaley began serving as Nuburu’s Chief Financial Officer beginning on February 21, 2022. Mr. Faircloth served as Chief Operating Officer of Nuburu during the entire fiscal year ending December 31, 2022.

Summary Compensation Table

The following table sets forth information concerning the compensation of Nuburu’s named executive officers for each of the last two or fewer fiscal years during which such individuals were determined to be named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)2)	All Other Compensation ($)	Total ($)
Dr. Mark Zediker, Chief Executive Officer, Co-Founder and director	2022	400,000	—	—	—	400,000
	2021	400,000	—	—	—	400,000
Brian Knaley, Chief Financial Officer(3)	2022	325,000	—	962,275	—	1,287,275
Brian Faircloth, Chief Operating Officer(5)	2022	325,000	3,150,000	—	—	3,475,000

(1)

The amounts in this column represent the aggregate grant-date fair value of awards of restricted stock units granted to the applicable named executive officer for the applicable year, computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718. See “Nuburu Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies and Estimates — Stock-Based Compensation and Common Stock Valuation” on page 157 of the Proxy Statement for a discussion of the assumptions made by Nuburu in determining the grant-date fair value of Nuburu’s restricted stock unit awards. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by Nuburu’s named executive officers.

(2)

The amounts in this column represent the aggregate grant-date fair value of stock options granted to the applicable named executive officer for the applicable year, computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718. See “Nuburu Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies and Estimates — Stock-Based Compensation and Common Stock Valuation” on page 157 of the Proxy Statement for a discussion of the assumptions made by Nuburu in determining the grant-date fair value of Nuburu’s stock options. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by Nuburu’s named executive officers.

(3)	Mr. Knaley has served as Nuburu’s Chief Financial Officer since February 21, 2022.
(4)	Mr. Faircloth has served as Nuburu’s Chief Operating Officer since December 15, 2021.

Outstanding Equity Awards at Fiscal Year End December 31, 2022

The following table presents information regarding outstanding equity awards held by Nuburu’s named executive officers as of December 31, 2022, after application of the Common Stock Exchange Ratio of 0.515.

Name and Principal Position	Option Awards(1)						Equity Incentive Plan Awards(2)
	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Dr. Mark Zediker	10/21/2020	(5)(6)	582,718	416,228	$1.36	10/20/2030	—	—
Brian Knaley	03/17/2022	(7)	0	345,314	$6.12	03/16/2032	—	—
Brian Faircloth	01/07/2022	(8)	—	—	—	—	515,394	$5,153,940

(1)	All stock options were granted pursuant to the Nuburu, Inc. 2015 Equity Incentive Plan.
(2)	The restricted stock unit award was granted pursuant to the Nuburu, Inc. 2015 Equity Incentive Plan.
(3)	This column represents the exercise price per share of the stock option on the date of the grant, as adjusted by the Common Stock Exchange Ratio.

(4)

The market value is based on the fair market value of a share of Legacy Nuburu Common Stock on December 31, 2022 of $5.15 per share, multiplied by the 1,000,000 shares of Legacy Nuburu Common Stock subject to the restricted stock unit award.

(5)

1/4th of the total shares vested on August 1, 2021, and 1/48th vested or will vest each month thereafter on the same day of the month, subject to the holder’s continuous service through each vesting date.

(6)	This option is subject to certain acceleration benefits pursuant to the named executive officer’s employment agreement, as described below under “— Executive Officer Employment Agreements”.
(7)

1/4th of the total shares will vest on February 1, 2023, and 1/48th will vest each month thereafter on the same day of the month, subject to the holder remaining employed as Nuburu’s Chief Financial Officer through the applicable vesting date.

(8)

The restricted stock units subject to the award vest upon satisfaction of both a service-based requirement and a liquidity event requirement. 1/4th of the total restricted stock units subject to the award will satisfy the service-based requirement on the first trading day on or after February 15, 2023, and thereafter, 1/16th of the restricted stock units will satisfy the service-based requirement on each subsequent quarterly vesting date (consisting of February 15, May 15, August 15, and November 15 of a given year), subject to the holder’s continuous service through such date. 100% of the restricted stock units subject to the award satisfied the liquidity event requirement on the completion of the Business Combination and the holder’s continued service through the date of such completion.

Executive Officer Employment Agreements

The following provides an overview summary of employment or service agreements with Nuburu’s named executive officers for the year ended December 31, 2022.

Dr. Mark Zediker

Nuburu entered into an amended and restated employment agreement with Dr. Mark Zediker, Nuburu’s Chief Executive Officer, Co-Founder and director, effective as of December 3, 2022. Dr. Zediker’s annual rate of base salary is $400,000, and he is eligible for incentive compensation as determined by the Board.

Dr. Zediker’s amended and restated employment agreement provides that, in the event of a “change in control” (as defined in Dr. Zediker’s amended and restated employment agreement), subject to Dr. Zediker remaining an employee of Nuburu through such change in control, all remaining unvested shares of Common Stock subject to Dr. Zediker’s outstanding options or other compensatory equity awards will accelerate vesting in full immediately prior to the completion of such change in control. The Closing did not constitute a change in control under Dr. Zediker’s amended and restated employment agreement.

The term of employment for Dr. Zediker under his amended and restated employment agreement is through July 31, 2025. If Nuburu terminates Dr. Zediker’s employment without “cause” or Dr. Zediker terminates his employment for “good reason” (each as defined in Dr. Zediker’s amended and restated employment agreement), then Dr. Zediker will be entitled to continuing payments of base salary, payable monthly at the rate then in effect, until the earlier of July 31, 2025, or 24 months following such termination. If Dr. Zediker’s employment terminates due to his death, Dr. Zediker’s surviving spouse or other beneficiary, if applicable, will be entitled to a lump sum payment equal to 12 months of Dr. Zediker’s base salary at the rate then in effect. If Nuburu terminates Dr. Zediker’s employment due to his “disability” (as defined in Dr. Zediker’s amended and restated employment agreement), then Dr. Zediker will be entitled to severance pay with an aggregate value equal to 12 months of Dr. Zediker’s base salary at the rate then in effect, payable in equal monthly installments through the earlier of July 31, 2025, or 24 months following such termination.

Dr. Zediker’s amended employment agreement includes certain non-solicitation obligations for 24 months following his termination and certain non-competition obligations ranging up to a period ending on the later of July 31, 2025 and 24 months following his termination (with the applicable period depending on the circumstances of the termination of his employment) or for 12 months following his termination upon the expiration of the term of the employment agreement. Dr. Zediker’s amended employment agreement further provides for certain mutual non-disparagement obligations with respect to both Dr. Zediker and Nuburu.

Brian Knaley

Nuburu entered into an employment agreement with Brian Knaley, Nuburu’s Chief Financial Officer, effective as of December 2, 2022. Mr. Knaley’s annual rate of base salary is $325,000, and he is eligible for an annual cash incentive bonus of up to 25% of his annual base salary. He also earned an incentive bonus of $50,000 upon the completion of the Business Combination.

The term of employment for Mr. Knaley under his employment agreement is through October 31, 2025. If Nuburu terminates Mr. Knaley’s employment without “cause” or Mr. Knaley terminates his employment for “good reason” (each as defined in Mr. Knaley’s employment agreement), and Mr. Knaley executes a separation agreement and release of claims in a form reasonably satisfactory to Nuburu that becomes effective and irrevocable no later than 60 days following the date of such termination, then Mr. Knaley will be entitled to continuing payments of base salary, payable monthly at the rate then in effect, for 12 months following his termination. If Mr. Knaley’s employment terminates due to his death, Mr. Knaley’s surviving spouse or other beneficiary, if applicable, will be entitled to a lump sum payment equal to 6 months of Mr. Knaley’s base salary at the rate then in effect. If Nuburu terminates Mr. Knaley’s employment due to his “disability” (as defined in Mr. Knaley’s employment agreement), and Mr. Knaley executes a separation agreement and release of claims in a form reasonably satisfactory to Nuburu that becomes effective and irrevocable no later than 60 days following the date of such termination, then Mr. Knaley will be entitled to severance pay with an aggregate value equal to 6 months of Mr. Knaley’s base salary at the rate then in effect, payable in equal monthly installments for 12 months following such termination.

Mr. Knaley’s employment agreement includes certain non-solicitation obligations for 24 months following his termination and certain non-competition obligations for 12 months following his termination, provided that Mr. Knaley will not be subject to any non-competition obligations following his termination upon the expiration of the term of the employment agreement. Mr. Knaley’s employment agreement further provides for certain mutual non-disparagement obligations with respect to both Mr. Knaley and Nuburu.

Brian Faircloth

Nuburu entered into an amended and restated employment agreement with Brian Faircloth, Nuburu’s Chief Operating Officer, effective as of December 2, 2022. Mr. Faircloth’s annual rate of base salary is $325,000, and he is eligible for incentive compensation as determined by the Board.

The term of employment for Mr. Faircloth under his amended and restated employment agreement is through October 31, 2025. If Nuburu terminates Mr. Faircloth’s employment without “cause” or Mr. Faircloth terminates his employment for “good reason” (each as defined in Mr. Faircloth’s amended and restated employment agreement), and Mr. Faircloth executes a separation agreement and release of claims in a form reasonably satisfactory to Nuburu that becomes effective and irrevocable no later than 60 days following the date of such termination, then Mr. Faircloth will be entitled to continuing payments of base salary, payable monthly at the rate then in effect, for 12 months following his termination. If Mr. Faircloth’s employment terminates due to his death, Mr. Faircloth’s surviving spouse or other beneficiary, if applicable, will be entitled to a lump sum payment equal to 6 months of Mr. Faircloth’s base salary at the rate then in effect. If Nuburu terminates Mr. Faircloth’s employment due to his “disability” (as defined in Mr. Faircloth’s amended and restated employment agreement), and Mr. Faircloth executes a separation agreement and release of claims in a form reasonably satisfactory to Nuburu that becomes effective and irrevocable no later than 60 days following the date of such termination, then Mr. Faircloth will be entitled to severance pay with an aggregate value equal to 6 months of Mr. Faircloth’s base salary at the rate then in effect, payable in equal monthly installments for 12 months following such termination.

Mr. Faircloth’s employment agreement includes certain non-solicitation obligations for 24 months following his termination and certain non-competition obligations for 12 months following his termination, provided that Mr. Faircloth will not be subject to any non-competition obligations following his termination upon the expiration of the term of the employment agreement. Mr. Faircloth’s employment agreement further provides for certain mutual non-disparagement obligations with respect to both Mr. Faircloth and Nuburu.

Employee Benefit and Stock Plans

Nuburu, Inc. 2015 Equity Incentive Plan

The Nuburu, Inc. 2015 Equity Incentive Plan (the “Nuburu 2015 Plan”) was adopted in 2015 and amended from time to time thereafter. The Nuburu 2015 Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the Code, to Nuburu’s employees and any employees of any parent or subsidiary of Nuburu, and nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units to Nuburu’s employees, consultants and directors and the employees, consultants and directors of any parent or subsidiary of Nuburu (each, an “award” and the recipient of such award, a “participant”). The Nuburu 2015 Plan was terminated as of immediately prior to the effective time of the Business Combination, and no additional awards will be granted under the Nuburu 2015 Plan. However, the Nuburu 2015 Plan continues to govern the terms and conditions of the outstanding awards previously granted under the Nuburu 2015 Plan.

Plan Administration

The Nuburu 2015 Plan is administered by the Board or one or more of its committees. Under the Nuburu 2015 Plan, prior to the Nuburu 2015 Plan’s termination, the administrator had the authority and discretion to select which Nuburu service providers would receive awards, and to determine the terms and conditions that applied to the awards granted (including, without limitation, the number of shares of Common Stock that the recipients would be entitled to receive or purchase, any vesting acceleration or waiver of forfeiture restrictions), which terms could vary from award to award based on such factors as the administrator determined. The administrator also may authorize, generally or in specific cases, any adjustment in the exercise price, vesting schedule, term, or number of shares subject to any award by cancelling such outstanding award and subsequently regranting the award, by amendment or through an exchange program. The administrator also has the authority to determine the fair market value of a share of Common Stock for purposes of the Nuburu 2015 Plan and the awards granted thereunder. The administrator is authorized to interpret the provisions of the Nuburu 2015 Plan and individual award agreements and generally to take any other actions that are contemplated by the Nuburu 2015 Plan or necessary or advisable in the administration of the Nuburu 2015 Plan and individual award agreements. Any decision made or action taken by the administrator or in connection with the administration of the Nuburu 2015 Plan will be final and binding on all persons.

Stock Options

Stock options have been granted under the Nuburu 2015 Plan. Stock options were permitted to be granted as incentive stock options or nonstatutory stock options. The exercise price of such options must equal at least the fair market value of Common Stock on the date of grant. The term of an incentive stock option may not exceed 10 years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of Nuburu’s stock, or of certain of Nuburu’s affiliates, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of Common Stock on the date of grant. The administrator determines the methods of payment of the exercise price of an option. Subject to the provisions of the Nuburu 2015 Plan, the administrator determines the remaining terms of options.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the Nuburu 2015 Plan, or, if longer, his or her award agreement. However, in no event may an option be exercised later than the expiration of its term.

Restricted Stock Units

Restricted stock units have been granted under the Nuburu 2015 Plan. The administrator determined the terms and conditions of any awards of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to Nuburu, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. Restricted stock units that do not vest will be forfeited by the recipient and will revert to Nuburu. Specific terms are set forth in specific award agreements.

Non-Transferability of Awards

Unless determined otherwise by the administrator, awards under the Nuburu 2015 Plan generally are not transferable except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the participant only by the participant.

Certain Adjustments

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of Nuburu, or other change in the corporate structure of Nuburu affecting the shares occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Nuburu 2015 Plan, will adjust the number and class of shares of stock that may be delivered under the Nuburu 2015 Plan and/or the number, class, and price of shares of stock covered by each outstanding award.

Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of Nuburu, the Board will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger or Change in Control

In the event of a merger of Nuburu with or into another entity or a “change in control” (as defined in the Nuburu 2015 Plan), each outstanding award under the Nuburu 2015 Plan will be treated as the administrator determines, subject to the following paragraph, without a participant’s consent, including, without limitation, that the administrator may determine (i) a participant’s awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to a participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control, (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control, (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the administrator without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion, or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, similarly.

In the event that the successor corporation does not assume or substitute for the award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment; Termination

The Board may at any time amend, alter, suspend or terminate the Nuburu 2015 Plan, provided such action does not impair the existing rights of any participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, the Nuburu 2015 Plan was terminated as of immediately prior to the effective time of the Business Combination, and Nuburu will not grant any additional awards under the Nuburu 2015 Plan.

Nuburu, Inc. 2022 Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the 2022 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2022 Plan and is qualified in its entirety by the full text of the 2022 Plan, which is filed as Exhibit 10.20 to the Form 8-K and incorporated herein by reference.

Purposes of the 2022 Plan

The purposes of the 2022 Plan are to attract and retain the best available personnel for positions of substantial responsibility with Nuburu or any parent or subsidiary of Nuburu; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of Nuburu’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2022 Plan may determine.

Eligibility

The 2022 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to Nuburu’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to employees, directors and consultants of Nuburu and employees and consultants of any of its parents or subsidiaries.

Shares Available for Issuance; Adjustments

Subject to the adjustment provisions contained in the 2022 Plan and the evergreen provision described below, a total of 4,153,801 shares of Common Stock are reserved for issuance pursuant to the 2022 Plan. In addition, the shares reserved for issuance under the 2022 Plan will include any shares of Common Stock subject to awards of stock options or other awards that were assumed in the Business Combination that, on or after the effective date of the Business Combination, were or will be cancelled, expire or otherwise terminate without having been exercised in full, were or will be tendered to or withheld by Nuburu for payment of an exercise price or for tax withholding obligations, or were or will be forfeited to or repurchased by Nuburu due to failure to vest (provided that the maximum number of shares of Common Stock that may be added to the 2022 Plan pursuant to this sentence is 3,758,243 shares). The number of shares available for issuance under the 2022 Plan also will include an annual increase, or the evergreen feature, on the first day of the third fiscal quarter, beginning with Nuburu’s fiscal year 2023, equal to the least of:

1.	7,269,151 shares of Common Stock;

2.	a number of shares equal to 5% of the outstanding shares of all classes of Common Stock as of the last day of the immediately preceding second fiscal quarter; or

3.	such number of shares as the Board or its designated committee may determine no later than the last day of Nuburu’s immediately preceding second fiscal quarter.

Shares issuable under the 2022 Plan may be authorized, but unissued, or reacquired shares of Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2022 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2022 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan. Shares that actually have been issued under the 2022 Plan under any award will not be returned to the 2022 Plan; however, if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2022 Plan. Shares otherwise issuable under an award that are used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2022 Plan) will become available for future grant or sale under the 2022 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2022 Plan.

If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of Nuburu, or other change in the corporate structure of Nuburu affecting the shares occurs (other than any ordinary dividends or other ordinary distributions), the administrator of the 2022 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2022 Plan, will adjust the number and class of shares that may be delivered under the 2022 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2022 Plan.

Plan Administration

The Board or one or more committees appointed by the Board have authority to administer the 2022 Plan. The compensation committee of the board of directors currently administers the 2022 Plan.

In addition, to the extent it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including but not limited to, the power to determine the fair market value of Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2022 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2022 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2022 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the 2022 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Types of Awards

The 2022 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, restricted stock units and performance awards. A brief description of each award type follows.

Stock Options

Stock options may be granted under the 2022 Plan. The per share exercise price of options granted under the 2022 Plan generally must be equal to at least 100% of the fair market value of a share of Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Nuburu’s (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Common Stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Common Stock, or a combination of both, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of shares of Common Stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2022 Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of Common Stock. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2022 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2022 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors Limitations

All outside (non-employee) directors are eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan provides that in any given fiscal year of Nuburu, no outside director may be granted any equity awards (including equity awards under the 2022 Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (including without limitation any cash retainers and fees) that in the aggregate exceed $750,000, provided that, in Nuburu’s fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2022 Plan will be determined according to GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2022 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2022 Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of Nuburu, the administrator will notify participants at such time before the effective date of such event as the administrator determines, and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2022 Plan provides that in the event of Nuburu’s merger with or into another corporation or a change in control, as defined in the 2022 Plan, each outstanding award will be treated as the administrator determines (subject to the provisions of the following paragraph), without a participant’s consent. The administrator may, without limitation, provide that awards granted under the 2022 Plan will be (i) assumed, or substantially equivalent awards substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the participant, terminated upon or immediately prior to the merger or change in control, (iii) made vested and exercisable or payable and, to the extent the administrator determines, terminated upon or immediately prior to the merger or change in control, (iv) terminated in exchange for cash, other property or other consideration, or any combination of the above (provided, for the avoidance of doubt, that if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated without payment), or replaced with such other rights or property selected by the administrator in its sole discretion, or (v) any combination of the foregoing. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation does not assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. In addition, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator, if an option or stock appreciation right (or a portion of such award) is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right (or its applicable portion) will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.

If awards granted to a non-employee director while such individual was a non-employee director are assumed or substituted for in the merger or change in control and the service of such non-employee director is terminated (other than upon his or her voluntary resignation that does not include a resignation at the request of the acquirer) on or following the merger or change in control, all such awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee director authorized by the administrator.

Forfeiture and Clawback

Awards under the 2022 Plan are subject to any clawback policy of which we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to Nuburu or reimburse Nuburu for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of Nuburu as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The 2022 Plan became effective immediately prior to the completion of the Business Combination and will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after December 4, 2032, which is the ten-year anniversary of the adoption of the 2022 Plan by the Board, and the evergreen feature of the 2022 Plan will also terminate on December 4, 2032, which is the ten-year anniversary of the adoption of the 2022 Plan by the Board. In addition, the administrator has the authority to amend, suspend, or terminate the 2022 Plan or any part of the 2022 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

Registration with the SEC

Nuburu intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2022 Plan as soon as reasonably practicable after Nuburu becomes eligible to use such form.

Employee Stock Purchase Plan

The following is a summary of the principal features of the ESPP and its operation. This summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by the full text of the ESPP, which is filed as Exhibit 10.21 to the Form 8-K and incorporated herein by reference.

Purpose

The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP will authorize the grant of purchase rights that do not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance; Adjustments

Subject to adjustment upon certain changes in Nuburu’s capitalization as described in the ESPP, the maximum number of shares of Common Stock that will be available for issuance under the ESPP is 415,380 shares of Common Stock, plus any annual increase as described in the following sentence. The number of shares of Common Stock available for issuance under the ESPP will be increased annually on the first day of the third fiscal quarter beginning with Nuburu’s fiscal year 2023 in an amount equal to the least of (a) 1,453,830 shares of Common Stock, (b) a number of shares of Common Stock equal to 1% of the outstanding shares of all classes of Common Stock on the last day of the immediately preceding second fiscal quarter of Nuburu, or (c) a number of shares of Common Stock determined by the administrator no later than the last day of Nuburu’s immediately preceding second fiscal quarter. Shares issuable under the ESPP may be authorized, but unissued, or reacquired shares of Common Stock.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Common Stock.

The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Common Stock or other securities of Nuburu or other change in Nuburu’s corporate structure affecting Common Stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under the ESPP and/or the purchase price per share and number and class of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.

Administration

The Board or a committee appointed by the Board has authority to administer the ESPP. The administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate any subsidiaries of Nuburu as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans and appendices to the subscription agreement as are necessary or appropriate to permit participation in the ESPP by employees who are non-U.S. nationals or employed outside the United States. The administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.

Eligibility

Generally, any of our employees are eligible to participate in our ESPP if they are customarily employed by Nuburu or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine (for each offering under the 423 Component, as defined below, on a uniform and nondiscriminatory basis or as otherwise permitted by applicable Treasury Regulations) that the definition of eligible employee will or will not include an individual if he or she: (a) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (b) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (c) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (d) is a highly compensated employee within the meaning of Section 414(q) of the Code or (e) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. In addition, an employee may not be granted an option to purchase stock under our ESPP if the employee (a) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of Nuburu or any parent or subsidiary of Nuburu; or (b) holds rights to purchase stock under all of Nuburu’s employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock determined at the time such option is granted, for each calendar year during which his or her right to purchase shares is outstanding at any time. As of September 30, 2022, Nuburu and its subsidiaries had 36 full-time employees.

Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Common Stock. Participation ends automatically upon termination of employment with Nuburu (or its participating subsidiaries).

Offering Periods and Purchase Periods

The ESPP includes a component, or the “423 Component,” that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and a component that does not comply with Section 423 of the Code, or the “Non-423 Component.” The Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the administrator. For purposes of this summary, a reference to the ESPP generally will mean the terms and operations of the 423 Component.

The ESPP provides for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period will have one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering periods. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one purchase date in such offering period, if the fair market value of a share of Common Stock on a purchase date is less than the fair market value of a share of Common Stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such purchase date and automatically will be enrolled in a new offering period.

Contributions

The ESPP permits participants to purchase shares of Common Stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses, and other similar compensation. The administrator may change the compensation eligible for contribution under the ESPP on a uniform and nondiscriminatory basis for future offering periods.

Exercise of Purchase Right

Amounts deducted and accumulated by a participant under the ESPP are used to purchase shares of Common Stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (a) the fair market value of a share of Common Stock on the first trading day of the offering period or (b) the fair market value of a share of Common Stock on the exercise date. A participant will be permitted to purchase a maximum of 1,000 shares during each offering period, provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of Common Stock are issued (as evidenced by the appropriate entry on our books or the books of a duly authorized transfer agent of ours) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with Nuburu or a participating subsidiary ceases for any reason, the employee withdraws from the ESPP or Nuburu terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, generally the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

A participant will not be permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.

Dissolution or Liquidation

In the event of Nuburu’s proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control

In the event of a merger or change in control of Nuburu, as defined in the ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation does not assume or substitute for the options, the offering period then in progress under the ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment or Termination

The ESPP became effective immediately prior to the completion of the Business Combination and will continue in effect for 20 years unless the administrator terminates it earlier. The administrator has the authority to modify, amend, suspend or terminate the ESPP at any time. If the ESPP is terminated, the administrator may elect to terminate all outstanding offering periods either immediately or upon the next exercise date, or may elect to permit offering periods to expire in accordance with their terms. If the offering periods are terminated prior to expiration, all amounts then credited to participants’ accounts that have not been used to purchase shares will be returned to the participants.

Registration with the SEC

Nuburu intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after Nuburu becomes eligible to use such form.

Nuburu 401(k) Plan

Nuburu maintains a 401(k) retirement savings plan, for the benefit of its employees, including its named executive officers, who satisfy certain eligibility requirements. Nuburu’s 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under Nuburu’s 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s deferral contributions into the 401(k) plan are 100% vested when contributed. Nuburu does not currently provide any employer contributions under the 401(k) plan.

The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions generally are not taxable when distributed from the 401(k) plan.

Executive Incentive Compensation Plan

Nuburu sponsors the Executive Incentive Compensation Plan, or Incentive Compensation Plan. Our Incentive Compensation Plan is administered by our Board or a committee appointed by the Board. Our Incentive Compensation Plan allows the administrator to provide cash incentive awards to employees selected by the administrator, including our named executive officers, based upon performance goals established by the administrator. Pursuant to the Incentive Compensation Plan, the administrator, in its sole discretion, establishes a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Under our Incentive Compensation Plan, the administrator determines the performance goals applicable to any award, which goals may include, without limitation, goals related to: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

Our compensation committee of the Board administers our Incentive Compensation Plan. The administrator of our Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards will be paid in cash (or its equivalent) in a single lump sum only after they are earned, which usually requires continued employment through the date the actual award is paid. The administrator reserves the right to settle an actual award with a grant of an equity award under the Company’s then-current equity compensation plan, which equity award may have such terms and conditions, as the administrator determines. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Incentive Compensation Plan. The administrator has the authority to amend, alter, suspend or terminate our Incentive Compensation Plan, provided such action does not materially alter or materially impair the existing rights of any participant with respect to any earned awards.

The foregoing is a summary of the principal features of the Incentive Compensation Plan and its operation. This summary does not contain all of the terms and conditions of the Incentive Compensation Plan and is qualified in its entirety by the full text of the Incentive Compensation Plan, which is filed as Exhibit 10.22 to the Form 8-K and incorporated herein by reference.

Director Compensation

The following table sets forth information regarding the compensation earned for service during the year ended December 31, 2022, by non-employee directors. The compensation of Dr. Zediker as a named executive officer is set forth above under “ —Summary Compensation Table.”

Director Compensation for Fiscal Year Ended December 31, 2022

Name and Principal Position	Option Awards ($)(1)	Total ($)
Ron Nicol(2)	1,423,518	1,423,518
Dr. Ake Almgren	—	—
Daniel Hirsch	—	—
Kristi Hummel	—	—
Lily Yan Hughes	—	—
Elizabeth Mora	—	—

(1)

The amount in this column represents the aggregate grant-date fair value of stock options granted to the applicable non-employee director for the applicable year, computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718. See “Nuburu Management’s Discussion and Analysis of Financial Condition and Results of Operation — Critical Accounting Policies and Estimates — Stock-Based Compensation and Common Stock Valuation” on page 157 of the Proxy Statement for a discussion of the assumptions made by Nuburu in determining the grant-date fair value of Nuburu’s stock options. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee director.

(2)	As of December 31, 2022, Mr. Nicol held outstanding options to purchase 1,000,000 shares.

In November 2022, Nuburu entered into letter agreements with each of Ron Nicol, Dr. Ake Almgren, Daniel Hirsch, Kristi Hummel, Lily Yan Hughes and Elizabeth Mora, each of whom serves on the Board as a non-employee director. Pursuant to the non-employee director letter agreements, each such non-employee director is entitled to a fee of $50,000 per annum (or $100,000 per annum in the case of Elizabeth Mora, who serves as the chair of the audit committee of the Board), payable quarterly in arrears (on a prorated basis, as applicable, with respect to board services rendered during the applicable quarter), as well as reimbursement of reasonable travel and other business expenses incurred in the performance of the non-employee director’s duties to Nuburu. Additionally, pursuant to the non-employee director letter agreements, following the effectiveness of a Registration Statement on Form S-8 registering shares of Common Stock to be issued pursuant to the 2022 Plan, each such non-employee director is expected to be granted a one-time award of restricted stock units covering 25,000 shares of Common Stock, scheduled to vest on a quarterly basis in equal installments over a two-year period commencing at Closing, subject to the non-employee director’s continued status as a service provider through the applicable vesting dates and such other terms and conditions as set forth in the 2022 Plan and the applicable award agreement thereunder. The foregoing description of the letter agreements is qualified in its entirety by the full text of the letter agreements, a form of which is attached as Exhibit 10.26 to the Form 8-K and incorporated herein by reference.

Nuburu may further revise its executive and director compensation program from time to time to better align compensation with Nuburu’s business objectives and the creation of stockholder value, while enabling Nuburu to attract, retain, incentivize and reward individuals who contribute to the long-term success of Nuburu. Decisions on the executive compensation program will be made by the compensation committee.